PROSPECTUS SUPPLEMENT                        FILED PURSUANT TO RULE 424(b)(3)
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Dated September 21, 2001                          REGISTRATION NO. 333-67580
to Prospectus dated September 7, 2001


                           2,000,000 Shares
                      WEBEX COMMUNICATIONS, INC.

                            Common Stock
                         -----------------
This prospectus supplement relates to the offering by certain selling stockholders of up to 2,000,000 shares of our common stock.
This prospectus supplement should be read in conjunction with the prospectus dated September 7, 2001, which is to be delivered with this prospectus supplement.
The information in the table appearing under the heading "Selling
Stockholders" in the prospectus is replaced in its entirety with the table below:
                       Shares Beneficially               Shares Beneficially
                           Owned Prior                       Owned After
                          to Offering(1)	     Number of      Offering(1)
                      --------------------- Shares Being --------------------
Selling Stockholders    Number  Percent (2)   Offered    Number    Percent(2)
--------------------  --------- -----------  ----------- --------- ----------
Vanenburg Capital
Management I, B.V.(3) 7,364,533    18.7%       465,000   6,899,533    17.5%
Delaware Trend Fund,
a series of Delaware
Group Equity Funds
III(4)                  928,300     2.4%       261,100     667,200     1.7%
Trend Series, a series
of Delaware Group
Premium Fund(4)         417,000     1.1%       118,300     298,700      *
PACE Small/Medium
Company Growth Equity
Investments, a series
of PaineWebber PACE
Select Advisors
Trust(4)                249,600      *          71,800     177,800      *
The Small-Cap Growth
Equity Portfolio, a
series of Delaware
Pooled Trust(4)          25,572      *           6,800      18,772      *
ABN AMRO Funds/
Small Cap Fund(4)        25,100      *           7,000      18,100      *
Black Rock Funds,
Small Cap Growth
Equity Portfolio(5)     600,000     1.5%       400,000     200,000      *
MAM Luxembourg(6)       146,000      *          78,700      67,300      *
Mercury Master US
Small Cap Growth
Portfolio of Mercury
Master Trust(7)         125,600      *          68,500      57,100      *
MAM Main Account(8)      38,600      *          22,800      15,800      *
Glynn Emerging
Opportunity Fund(9)     100,000      *         100,000           -       -
Glynn Ventures V,
L.P.(9)                  45,000      *          45,000           -       -
Glynn Ventures IV,
L.P.(9).                 30,000      *          30,000           -       -
Pilgrim Baxter Hybrid
Partners I, L.P.(10)     90,645      *          90,645           -       -
Pilgrim Baxter Hybrid
Partners II, L.P.(11)    84,355      *          84,355           -       -
Permal U.S. Opportun-
ities Ltd.(12)           74,200      *          48,000      26,200      *
Zaxis Partners, L.P.(12) 31,000      *          24,000       7,000      *
Pollat, Evans & Co.
Inc.(12)                  1,800      *           1,500         300      *
Peter R. Branagh &
Ramona Y. Branagh TTEES
for the Branagh
Revocable Trust(13)       1,500      *           1,500           -       -
International Capital
Partners, Inc. Profit
Sharing Trust(14)        60,000      *          25,000      35,000      *
Bricoleur Offshore,
LTD.(15)                 25,000      *          25,000           -       -
Longbow Partners
L.P.(16)                 25,000      *          25,000           -       -
--------------------
*  Less than 1%.
(1) Information with respect to beneficial ownership is based upon information obtained from the selling stockholders and from our transfer agent. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws, where applicable. Shares of our common stock receivable upon exercise of options that are currently exercisable or exercisable within 60 days of August 1, 2001 are deemed to be outstanding and to be beneficially owned by the person presently entitled to exercise the right of conversion or exercise for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Amounts indicated may be in excess of the total amount registered due to sales or transactions exempt from the registration requirements of the Securities Act of 1933 since the date on which selling stockholders provided information to us regarding their shares.

(2) Based on 39,345,189 shares of our common stock outstanding as of June 30, 2001.

(3) Mr. Jan Baan, a member of the our board of directors, is the Chairman and Chief Executive Officer of Vanenburg Capital Management I B.V. Mr. Baan disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in Vanenburg Capital Management I B.V.

(4) Delaware Management Company, a series of Delaware Management Business Trust, has voting control and investment discretion over these shares.

(5) BlackRock Advisors, Inc. has voting control and investment discretion over these shares.

(6) Fund Asset Management, L.P. has voting control and investment discretion over these shares. These shares are beneficially owned by Mercury Select Trust North American Opportunities Fund.

(7) Fund Asset Management, L.P. has voting and investment discretion over these shares. These shares are beneficially owned by Mercury US Small Cap Growth Fund.

(8) Fund Asset Management, L.P. has voting and investment discretion over these shares. Merrill Lynch American Smaller Companies Equity Fund beneficially owns 14,800 of these shares. Merrill Lynch American
Opportunities Fund beneficially owns 23,800 of these shares.

(9) A limited partnership controlled by John W. Glynn, Jr. as general partner.

(10) Pilgrim Baxter & Associates, LTD is the general partner of Pilgrim Baxter Hybrid Partners General Partner, L.P. which is the general partner of Pilgrim Baxter Hybrid Partners I, L.P., and consequently has voting control and investment discretion over these shares.

(11) Pilgrim Baxter & Associates, LTD is the general partner of Pilgrim Baxter Hybrid Partners General Partner, L.P. which is the general partner of Pilgrim Baxter Hybrid Partners II, L.P., and consequently has voting control and investment discretion over these shares.

(12) Apex Capital, LLC has voting and investment discretion over these shares.

(13) Apex Capital, LLC has voting and investment discretion over these shares. Peter R. Branagh and Ramona Y. Branagh are the beneficial owner of the shares held by the Branagh Revocable Trust.

(14) These shares are beneficially owned by Ajit Hutheesing, Douglas Ayer and Nicholas Sinacori.

(15) Bricoleur Capital Management, L.L.C. has voting and investment discretion over these shares.

(16) Archer Capital Partners, L.L.C. is the general partner of Longbow Partners, L.P. and has voting and investment discretion over these shares. Bill Hazen, Greg Cote and Elias Moosa are managers of Archer Capital Partners, L.L.C.

                            -----------------------

Investing in our common stock involves a high degree of risk. You should carefully read and consider the "Risk Factors" beginning on page 3 of the Prospectus.

                            -----------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                            -----------------------

The date of this Prospectus Supplement is September 21, 2001